SEPARATION AGREEMENT AND RELEASE IN FULL
THIS SEPARATION AGREEMENT AND RELEASE IN FULL (the “Agreement”) is effective as of June 8, 2017 (the “Effective Date”), by and between Bristow Group Inc., a Delaware corporation (the “Company”), and William Collins (“Executive”).
RECITALS
WHEREAS, the Executive holds the office of Senior Vice President, Global Operations, which is considered a Tier 2 employee position under the Company’s Management Severance Benefits Plan for U.S. Employees effective June 4, 2014 (the “Severance Plan”);
WHEREAS, the Company and Executive have determined that Executive will resign from any and all officer and director positions and separate from employment with the Company and its affiliates and subsidiaries effective as of June 8, 2017 (the “Termination Date”) under certain terms herein set forth;
WHEREAS, the Company and Executive hereby agree that Executive’s separation from the Company in a manner consistent with those set forth herein shall qualify as a “Termination without Cause” for purposes of the Severance Plan;
WHEREAS, in consideration of the mutual promises contained herein, Executive voluntarily enters into this Agreement upon the terms and conditions herein set forth; and
WHEREAS, in consideration of the mutual promises contained herein, the Company is willing to enter into this Agreement upon the terms and conditions herein set forth.
AGREEMENT
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree to the following terms and conditions:
1.    Resignation from Officer and Director Positions. Effective as of the Termination Date, Executive hereby resigns from his position as Senior Vice President, Global Operations of the Company and any and all director, manager and other officer (or equivalent) positions he holds with the Company and any entity controlled by, controlling or under common control with the Company (the “Affiliated Group”). Executive agrees to take any and all further acts necessary to accomplish these resignations. The Company agrees to take all actions necessary to remove Executive from all officer and board positions that he holds at the Company and within the Affiliated Group and defend and indemnify Executive from any claims that may arise from holding those officer or board positions to the extent provided in the Company’s bylaws and in accordance with Section 9(n) of this Agreement.
2.    Payment of Accrued Amounts; FY 2017 Bonus; Pro Rated FY 2018 Bonus; Relocation Benefits.
(a)    The Company shall pay Executive his accrued and unpaid base salary through the Termination Date, in accordance with the Company’s normal payroll schedule and procedures for its executives and applicable law. In addition, the Company shall reimburse Executive for any eligible business expenses incurred prior to the Effective Date to which he is otherwise entitled to reimbursement in accordance with the provisions of applicable Company policy and applicable law. Executive shall be entitled to payment of an annual bonus with respect to the Company’s fiscal year ending March 31, 2017, in accordance with the Company’s FY 2017 Annual Incentive Compensation Plan, based on actual performance results in the amount of $30,733.00, which shall be paid on or before the Cash Payment Date.
(b)    On or prior to August 8, 2017 (the “Cash Payment Date”), the Company shall pay to Executive an amount equal to $19,175.00, which represents payment for all of Executive’s unused paid time off as of the Termination Date.
(c)    Executive shall be entitled to payment at target of Executive’s annual bonus (with the discretionary component deemed for this purpose to be earned at 100% of the target bonus) with respect to the Company’s fiscal year ending March 31, 2018, in accordance with the Company’s FY 2018 Annual Incentive Compensation Plan, with such payment pro-rated by a fraction, the numerator of which shall equal the number of days between April 1, 2017 and the Termination Date and the denominator of which shall equal 365. The parties agree that the pro-rated annual bonus payable pursuant to this Section 2(c) equals $39,356.00, and shall be paid to Executive on or prior to the Cash Payment Date.
(d)    Executive is entitled to certain relocation benefits under the Company’s U.S. Relocation Policy. Notwithstanding Executive’s termination of employment, the Company hereby agrees that, after the Termination Date, Executive shall remain eligible for the benefits provided in the U.S. Relocation Policy subject to compliance with the terms and conditions thereof.
3.    Separation Payment. On or prior to the Cash Payment Date, the Company shall pay to Executive an amount in cash totaling $536,250.00 (the “Separation Payment”), which amount shall include the following components:

A.	1.0 X Annual Salary of $325,000	=	$325,000

B.	1.0 X Full Target Bonus of $211,250	=	$211,250

Total			$536,250

Provided however, Company’s obligation to make the payments described in this Section 3 is subject to Executive’s compliance with Section 8 below.  Executive’s breach of any of the provisions of Section 8 below may delay or otherwise relieve Company of its obligation to make said payments.
4.    Deferred Compensation. Company and Executive acknowledge that Executive’s rights under the Bristow Group Inc. Deferred Compensation Plan, as amended and restated effective as of August 1, 2008 (the “Deferred Compensation Plan”), are not intended to be affected by this Agreement, except that Executive’s termination of employment with the Company will terminate any obligation of the Company to make future contributions to the Deferred Compensation Plan for Executive’s benefit. Company and Executive also acknowledge that pursuant to the provisions of the Deferred Compensation Plan, Executive is not entitled to any contribution for the plan year ending December 31, 2017.

Executive’s benefit under the Deferred Compensation Plan shall be paid to Executive on the first business day occurring on or after the date that is six months after the Termination Date, pursuant to the terms of the Deferred Compensation Plan and in compliance with the six-month delay requirement under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”).
5.    Group Health Coverage. Effective as of the first day of the month following the Termination Date, until the earliest to occur of (A) the expiration of eighteen months after the Termination Date, (B) the date the Executive first becomes eligible to receive health benefits under another employer-provided plan, from and after the Termination Date, or (C) the death of the Executive, the Company shall, subject to proper COBRA election by Executive, continue medical and dental benefits to the Executive (and, if applicable, to the spouse and dependents of the Executive who received such benefits under the Executive’s coverage immediately prior to the Termination Date) at least equal to those that would have been provided to the Executive (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company had the Executive remained actively employed, provided that Executive makes all required COBRA payments to the Company, and the Company shall immediately reimburse Executive for each such COBRA payment. Continued group health coverage shall be subject to imputed tax on Executive in accordance with applicable law.
6.    Outplacement. The Company shall provide to Executive outplacement services in accordance with the current Human Resources’ practice for a period of up to twelve months beginning on June 8, 2017.
7.    Release. Executive acknowledges that this Agreement provides Executive with rights and privileges to which Executive would not otherwise be entitled in the absence of the execution of a waiver and release, and, in exchange for the same, Executive agrees to take action to timely execute a full and complete release of claims against the Company, its affiliates, officers and directors in the form attached hereto as Exhibit A (the “Release”). Notwithstanding any provision herein to the contrary, if Executive has not delivered to the Company an irrevocable Release and resignation notice(s) for each applicable affiliate and subsidiary of the Company for which the Executive serves as an officer or director executed by or on behalf of Executive on or before the sixtieth (60th) day after the Termination Date, or if the Release is subsequently revoked, Executive shall have no rights to the payments and benefits specified in Sections 2(b), 2(c), 3, 5, and 6 hereof.
8.    Covenants. The Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on the Executive’s agreement to the provisions of this Section 8, and that the Executive’s breach of the provisions of this Section 8 could materially damage the Company. For purposes of this Agreement, the “Restricted Period” referenced herein shall mean the twelve-month period of time immediately following the Termination Date.

(a)	Confidential Information.

(i)
During the course of Executive’s employment with the Company, the Company has provided non-public business information and trade secret information to the Executive that does not fall under the attorney-client privilege or another privilege between the Company and the Executive (“Confidential Information”), and the Executive agreed and continues to agree to hold in a fiduciary capacity for the benefit of the Company and the Affiliated Group, all Confidential Information. The Executive shall not communicate, divulge or disseminate Confidential

Information at any time during or after the Executive’s employment with the Company and the Affiliated Group, except with the prior written consent of the Company, or as otherwise required by law or legal process or governmental inquiry or as such disclosure or use may be required in the course of the Executive performing the Executive’s duties and responsibilities hereunder.

(ii)
Notwithstanding the foregoing provisions, if the Executive is required to disclose any Confidential Information pursuant to applicable law or governmental inquiry or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy. The Executive shall reasonably cooperate with the Company and the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, then unless the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the Confidential Information which the Executive is advised by counsel (either the Executive’s or the Company’s) in writing that the Executive is legally required to so disclose.

(iii)
Upon the Termination Date, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Company and the Affiliated Group or containing any privileged or Confidential Information relating to the Company and the Affiliated Group or that the Executive used, prepared or came into contact with during the course of the Executive’s employment with the Company and the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or the Affiliated Group, as applicable. The Executive further agrees to search for and then, after providing the Company with a copy, delete all of the Company’s business information, whether or not privileged or Confidential Information, from all of the Executive’s personal devices, including phones, tablets, computers, and electronic storage devices, other than information that the Executive may need for personal finances and tax filings, or agreements between the Executive and the Company. The Executive agrees to represent in writing to the Company on the Termination Date that the Executive has complied with the foregoing provisions of this Section 8(a)(iii).

(iv)
Executive further acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that — (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)
Continuing Ethical Duties to the Company and the Affiliated Group. The Executive acknowledges and agrees that he has continuing duties under the Texas Disciplinary Rules of Professional Conduct, including the duty of confidentiality of information protecting both privileged and non-privileged information, and the duty to avoid conflicts of interests, even with a former client.

(c)
Non-Solicitation of Affiliated Group Employees. The Executive shall not, at any time during the Restricted Period, without the prior written consent of the Company, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous twelve months, an employee, representative, officer or director of the Company or any member of the Affiliated Group, except that this prohibition does not apply to an employee of the Company who is or was involved in the legal department, or in the practice of law on behalf of the Company. Further, during the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with the Company or any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment.

(d)	Non-Competition.

(i)
Areas Other Than Louisiana. Except with respect to competition in the State of Louisiana, or with respect to competition in or above the waters off the State of Louisiana in the areas specified in subparagraph (B) of Section 8(d)(ii) of this Agreement, during the Restricted Period, the Executive shall not, either directly or indirectly, compete with the business of the Company anywhere in the world where the Company or any member of the Affiliated Group conducts business by (1) becoming an officer, agent, employee, partner or director of any other corporation, partnership, limited liability company or other entity, or otherwise render services (including consulting or advisory services) to or assist or hold an interest (except as a less than 2-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any business similar to the business of the Company or any member of the Affiliated Group, or from soliciting customers of the business of the Company or any member of the Affiliated Group, or (2) soliciting, servicing, or accepting the business of (A) any active customer of the Company or any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of the Company or any member of the Affiliated Group, provided that such business is competitive with any business of the Company or any member of the Affiliated Group.

(ii)	Louisiana. With respect to competition in the State of Louisiana, or with respect to competition in or above the waters specified in subparagraph (B) of this Section 8(d)(ii).

A.
Executive, during the Restricted Period, agrees to refrain from carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group, or from soliciting customers of the business of the Company or any member of the Affiliated Group, within the Parishes of Lafayette, Vermillion, Cameron, Iberia, St. Mary, Plaquemines, Terrebonne, Lafourche, St. Bernard, Orleans, Calcasieu and Jefferson in the State of Louisiana, so long as the Company or any member of the Affiliated Group carries on a like business therein during the Restricted Period; and

B.
Executive, during the Restricted Period, agrees to refrain from carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group or from soliciting customers of the business of the Company or any member of the Affiliated Group in or above the waters of the Gulf of Mexico adjacent to the Parishes of Lafayette, Vermillion, Cameron, Iberia, St. Mary, Plaquemines, Terrebonne, Lafourche, St. Bernard, Orleans, Calcasieu and Jefferson in the State of Louisiana, so long as the Company or any member of the Affiliated Group carries on a like business therein during the Restricted Period.

C.
All non-capitalized terms in subparagraphs (A) and (B) of this Section 8(d)(ii) are intended to and shall have the same meanings that those terms (to the extent they appear therein) have in La. R.S. 23:921.C. Subject to and only to the extent not inconsistent with the foregoing sentence, the Parties understand the following phrases to have the following meanings:

(1)
The phrases “carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group” and “any business similar to the business of the Company or any member of the Affiliated Group” includes and is limited to engaging, as principal, agent, trustee, or through the agency of any corporation, partnership, limited liability company, association or agent or agency, in any business that conducts an offshore oil and gas helicopter or fixed wing service business in competition with the Company or any member of the Affiliated Group or being the owner (except as a less than 2-percent direct shareholder of a publicly traded corporation or as a less than 5-percent direct shareholder of a corporation that is not publicly traded) of any interest in any corporation or other entity, or an officer, director, or employee of any corporation or other entity (other than the Company or any member of the Affiliated Group), or a member or employee or any partnership, or employee of any other business that conducts an offshore oil and gas helicopter or fixed wing service business in competition with the Company or any member of the Affiliated Group. Moreover, the term also includes (i) directly or indirectly inducing any current customers of the Company or any member of the Affiliated Group to patronize any offshore oil and gas helicopter or fixed wing service business in competition with the Company or any member of the Affiliated

Group; (ii) canvassing or soliciting any offshore oil and gas helicopter service business of the type conducted by the Company or any member of the Affiliated Group; (iii) directly or indirectly requesting or advising any current customers of the Company or any member of the Affiliated Group to withdraw, curtail or cancel such customer’s offshore oil and gas helicopter or fixed wing service business with the Company or any member of the Affiliated Group; or (iv) directly or indirectly disclosing to any other person, firm, corporation or entity, the names and addresses of any of the current customers of the Company or any member of the Affiliated Group. In addition, the term includes, directly or indirectly, through any person, firm, association, corporation, limited liability company or other entity with which Executive is now or may hereafter become associated, causing or inducing any present employee of the Company or any of the Affiliated Group to leave the employ of the Company or any of the Affiliated Group to accept employment with the Executive or with such person, firm, association, corporation, limited liability company or other entity.

(2)	The phrase “a similar business to the business of the Company or any member of the Affiliated Group” means an offshore oil and gas helicopter or fixed wing service business.

(3)	The phrase “carries on a like business” includes, without limitation, actions taken by or through a wholly-owned subsidiary or other affiliated corporation or entity.

D.
Notwithstanding any other provision of this Agreement, Section 8(d)(ii) of this Agreement shall not apply with respect to any geographic area outside of the geographic territory expressly set forth in this Section 8(d)(ii).

(e)
Assistance. The Executive agrees that after the Termination Date, upon request by the Company, the Executive will assist the Company and the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against the Company and/or any member of the Affiliated Group in any Proceeding, and will assist the Company and the Affiliated Group in the prosecution of any claims that may be made by the Company and/or any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company and/or any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against the Company and/or any member of the Affiliated Group with respect to such investigation. The Executive agrees to fully and completely cooperate with any investigations conducted by or on behalf of the Company and for any member of the Affiliated Group from time to time. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees, and shall pay a per diem fee of $500 per hour (the “Per Diem Rate”) for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 8(e) shall be at mutually agreed to and convenient times and paid at the Per Diem Rate.

(f)
Remedies. The Executive acknowledges and agrees that the terms of this Section 8 (i) are reasonable in temporal scope and (ii) are necessary to protect legitimate proprietary and business interests of the Company in its confidential information. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of this Section 8 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of this Section 8 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such provisions in any other jurisdiction.

(g)
Protected Rights. Notwithstanding the foregoing or any other provision of this Agreement, the Executive acknowledges that nothing contained in this Agreement limits his ability to file a charge or complaint with a federal, state or local governmental agency or commission. The Executive further acknowledges that this Agreement does not limit his ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement does not limit the Executive’s right to receive an award for information provided to any government agencies.

9.    Miscellaneous.
(a)    Dispute Resolution. In the event of any dispute or controversy relating to or arising under this Agreement, including any challenges to the validity hereof, the parties hereto mutually consent to the exclusive jurisdiction of the state courts in the State of Texas and of the federal courts within Texas. In the event any of the provisions of this Agreement or the application of any such provisions to the parties hereto with respect to their obligations, shall be held by a court of competent jurisdiction to be contrary to the laws of the State of Texas or federal law, the remaining provisions of the Agreement shall remain in force and effect. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT SUCH PARTY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT. Executive acknowledges that by agreeing to this provision, he knowingly and voluntarily waives any right he may have to a jury trial based on any claims he has, had, or may have against the Company, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Age Discrimination In Employment Act of 1967, the Older Workers Benefit Protection Act, the Genetic Information Non-Discrimination Act, Chapter 21 of the Texas Labor Code, claims of harassment, discrimination or wrongful termination, and any other statutory or common law claims.
(b)    Governing Law. This Agreement is entered into under, and shall be governed, interpreted and enforced for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
(c)    Entire Agreement. Except as specifically set forth herein, this Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.
(d)    Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.
(e)    Tax Withholding; Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal deductions made with respect to the Company’s employees generally, and (c) any advances made to Executive and owed to the Company.
(f)    Assignability. The Company shall have the right to assign this Agreement and its rights hereunder, in whole or in part. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.
(g)    Severability. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

(h)    Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.
(i)    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.
(j)    Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.
(k)    Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence, [____________], or to the Company’s principal office, as the case may be.
(l)    Section 409A.
(i)    Interpretation. Each payment under this Agreement is intended to be (1) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (2) compliant with Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly. Payments under this Agreement in a series of installments shall be treated as a right to receive a series of separate payments for purposes of Section 409A.
(ii)    Separation from Service. Executive shall be considered to have incurred a “separation from service” with the Company and its affiliates within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii) as of the Termination Date.
(iii)    Specified Employee. Notwithstanding any other provision in this Agreement to the contrary, payments and benefits payable under this Agreement due to a “separation from service” within the meaning of Section 409A that are deferred compensation subject to (and not otherwise exempt from) Section 409A that would otherwise be paid or provided during the six-month period commencing on the date of Executive’s “separation from service” within the meaning of Section 409A, shall be deferred until the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A.
(iv)    Reimbursements. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (1) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the second taxable year following Executive’s “separation from service” pursuant to Treasury Regulation § 1.409A-1(b)(9)(iii)(B), (B)

any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(v)    Unfunded Status. Amounts payable pursuant to this Agreement are intended to be unfunded for purposes of Section 409A. Although bookkeeping accounts may be established with respect to payments due under the Agreement, any such accounts shall be used merely as a bookkeeping convenience. No provision of this Agreement shall require the Company to purchase assets, place assets in a trust or segregate assets in connection with amounts due under the Agreement. Any obligation of the Company to Executive under this Agreement shall be based solely upon any contractual obligations that may be created by this Agreement.
(m)    No Duty to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.
(n)    Director’s and Officer’s Insurance. The Company shall provide Executive with Director’s and Officer’s insurance coverage, including indemnification, on terms no less favorable than the terms of the coverage provided to similarly situated current and former directors and officers of the Company. In the event this Section 9(n) is challenged (other than by Executive or Executive’s representatives), Executive’s reasonable expenses incurred in connection therewith shall be reimbursed by the Company.
[Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below, but effective as of the Effective Date.

BRISTOW GROUP INC. (“COMPANY”)

By:		Date: ____________, 2017
Name: Jonathan E. Baliff Title: President, Chief Executive Officer and Director

WILLIAM COLLINS (“EXECUTIVE”)

By:		Date: ____________, 2017
William Collins

EXHIBIT A
RELEASE
Pursuant to the terms of the Separation Agreement and Release In Full effective as of June 8, 2017, between Bristow Group Inc. (the “Company”) and me (the “Separation Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, William Collins, do freely and voluntarily enter into this RELEASE (the “Release”), which shall become effective and binding on the eighth day following my signing this Release as provided herein (the “Waiver Effective Date”). It is my intent to be legally bound, according to the terms set forth below.
In exchange for the payments and other benefits to be provided to me by the Company pursuant to Section 2 through Section 6 of the Separation Agreement (the “Separation Benefits”), none of which I would have otherwise been entitled to if I had not executed this Agreement, I hereby agree and state as follows:
1.    I, individually and on behalf of my heirs, personal representatives, successors, and assigns, release, waive, and discharge the Company, its predecessors, successors, parents, subsidiaries, merged entities, operating units, affiliates, divisions, insurers, administrators, trustees, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing (hereinafter “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from my employment and termination from employment with the Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866 (42 U.S.C. §§1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act (29 U.S.C. §621, et seq.), which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001, et seq. ), which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.), which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq.), which provides medical and family leave; the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), including the wage and hour laws relating to payment of wages; and all other federal, state and local laws and regulations prohibiting employment discrimination. This Release also includes, but is not limited to, a release of any claims for breach of contract, including breach of the Employment Agreement, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that the Company has dealt with me unfairly or in bad faith, and all other common law contract and tort claims.

Notwithstanding the foregoing, I am not waiving any rights or claims under the Separation Agreement or the Employment Agreement or that may arise after this Release is signed by me. Moreover, this Release does not apply to any claims or rights which, by operation of law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; however, by signing this Release I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Nothing in this Release shall affect in any way my rights of indemnification and directors and officers liability insurance coverage provided to me pursuant to the Company’s (or any Company affiliate’s or subsidiary’s) certificate of incorporation, by-laws or other constituent documents, and/or pursuant to any other agreements or policies including, without limitation, directors’ and officers’ insurance policies in effect prior to the Termination Date, which shall continue in full force and effect, in accordance with their terms, following the Waiver Effective Date. Nothing in this Release shall affect my rights as a shareholder of the Company. Nothing in this release will affect my vested benefits under any pension benefit plan or any benefits that are vested or any claim accrued under the terms of a health benefit plan. Nothing contained in this Release, including the confidentiality and non-disparagement provisions, limits my ability to file a charge or complaint with a federal, state or local governmental agency or commission, my ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, or my right to receive an award for information provided to any government agencies.
2.    I forever waive and relinquish any right or claim to reinstatement to active employment or service with the Company, its affiliates, subsidiaries, divisions, parent, and successors. I further acknowledge that the Company has no obligation to rehire or return me to active duty or service at any time in the future.
3.    I acknowledge that all agreements applicable to my employment respecting non-competition, non-solicitation, non-recruitment, and the confidential or proprietary information of the Company shall continue in full force and effect as described in the Separation Agreement.
4.    I agree for a period of one year from the Waiver Effective Date not to, directly or indirectly, disclose, communicate, or publish any intentionally disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or related to any of the Released Parties. I understand and acknowledge that this non-disparagement clause prevents me from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Released Parties. Further, I acknowledge that in executing this Agreement, I have knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Released Parties. I also understand and agree that I have had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with my attorney, and to consent to this clause and its terms knowingly and voluntarily. I further acknowledge that this non-disparagement clause is a material term of this Agreement. If I breach this paragraph 4, the Company will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against me and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with me. I further acknowledge that if I breach this paragraph 4 or Section 8 of the Separation Agreement, the Company shall have no further obligation to pay or provide any unpaid Separation Benefits. Nothing in this Waiver and Release shall, however, be deemed to prevent me from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiry from any governmental agency or during interviews of audit committee counsel related to or in anticipation of government investigations.
5.    I hereby acknowledge and affirm as follows:
(a)    I have been advised to consult with an attorney prior to signing this Release.
(b)    I have been extended a period of forty-five days in which to consider this Release, including the attached Exhibit 1.
(c)    I understand that for a period of seven days following my execution of this Release, I may revoke the Release by notifying the Company, at 2103 City West Blvd., 4th Floor, Houston, Texas 77042, Attention: Vicki Shackelford, in writing, of my desire to do so. I understand that after the seven-day period has elapsed and I have not revoked this Release, it shall then become effective and enforceable.
(d)    Except as provided in the Separation Agreement, I acknowledge that I have received payment for all wages and other compensation due up to the Termination Date, including any reimbursement for any and all business related expenses. I further acknowledge that the Separation Benefits are consideration to which I am not otherwise entitled under any Company plan, program, or prior agreement.
(e)    I certify that I have returned all property of the Company, including but not limited to, laptops, tablets, handheld devices, keys, credit and fuel cards, parking and building passes, files, lists, and documents of all kinds regardless of the medium in which they are maintained.
(f)    I have carefully read the contents of this Release and I understand its contents. I am executing this Release voluntarily, knowingly, and without any duress or coercion.
6.    I acknowledge that this Release shall not be construed as an admission by any of the Released Parties of any liability whatsoever, or as an admission by any of the Released Parties of any violation of my rights or of any other person, or any violation of any order, law, statute, duty or contract.

7.    In the event that any provision of this Release should be held void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.
8.    I hereby declare that this Release and the Separation Agreement constitute the entire and final settlement between me and the Company, superseding any and all prior agreements, including the Employment Agreement, and that the Company has not made any promise or offered any other agreement, except those expressed in this Release and the Separation Agreement, to induce or persuade me to enter into this Release.
9.    I understand that in order to be effective this Release must be executed by me, without subsequent revocation, and delivered to the Company such that the Waiver Effective Date occurs on or before the date that is forty-five days after the Termination Date, as prescribed in the Agreement.
IN WITNESS WHEREOF, I have signed this Release on the __ day of ____, 2017.

William Collins

Witness

Name:
Date:

EXHIBIT 1

Affected Employees of Bristow Group Inc.

As a result of current market conditions for companies that provide services to the energy industry, Bristow Group Inc. (the “Company”) has made the decision to restructure the commercial and operations group, and your position was selected for separation from employment. All Senior Vice Presidents over Commercial and Operations groups are eligible for selection. You and other employees selected for separation from employment will receive severance payments if you sign the Separation Agreement and return it to Human Resources within 45 days of receiving the Separation Agreement. Once the signed Separation Agreement is returned to Human Resources, you have 7 days to change your mind and revoke your agreement to the Separation Agreement.
The attached chart was prepared as of June __, 2017. The chart is a listing of the ages and job titles of persons who were and were not selected for termination and the offer of the severance payments.

JOB TITLE	AGE	SELECTED	NOT SELECTED
SVP and Chief Commercial Officer	[]	1
SVP Operations	[]	1

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